Free Writing Prospectus
(to the Preliminary Prospectus Supplement dated May 12, 2010)
Filed Pursuant to Rule 433
Registration No. 333-161227
CIGNA Corporation
Pricing Term Sheet

5.125% Senior Notes Due 2020
Issuer:	CIGNA Corporation
Size:	$300,000,000
Maturity:	June 15, 2020
Coupon:	5.125%
Price to Public (percent of face amount):	99.474% of face amount
Yield to Maturity:	5.192%
Spread to Benchmark Treasury:	162.5 basis points
Benchmark Treasury:	3.625% due February 15, 2020
Benchmark Treasury Price and Yield:	100 15/32; 3.567%
Interest Payment Dates:	December 15 and June 15, commencing December 15, 2010
Redemption Provisions:
Make-whole call spread	25 basis points
Trade Date:	May 12, 2010
Settlement:	May 17, 2010
CUSIP / ISIN:	125509 BM0 / US125509BM04
Issuer Ratings (Senior Debt):	Baa2 by Moody’s Investors
Service, Inc. / BBB by Standard &
Poor’s Ratings Services / BBB by
Fitch Ratings, Ltd.
Joint Book Runners:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
UBS Securities LLC
These issuer ratings are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at (800) 294-1322, Deutsche Bank Securities Inc. toll free at (800) 503-4611, or UBS Securities LLC toll free at (877) 827-6444, ext. 561-3884.